Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Tara Szerpicki
Investor Relations
Boykin Lodging Company
(216) 430-1333
InvestorRelations@boykinlodging.com
Boykin Lodging Announces Completion of Mergers
Cleveland, Ohio, September 21, 2006—Boykin Lodging Company (NYSE: BOY), a hotel real estate investment trust (REIT), today announced that it had completed the merger of Braveheart II Realty (Ohio) Corp. with and into Boykin Lodging Company, the merger of Braveheart II Properties Company LLC with and into Boykin Hotel Properties L.P. and the other transactions contemplated by the Agreement and Plan of Merger, dated as of May 19, 2006, among Braveheart Investors LP, Braveheart II Realty (Ohio) Corp., Braveheart II Properties Holding LLC, Braveheart II Properties Company LLC, Boykin Lodging Company and Boykin Hotel Properties, L.P. Braveheart Investors LP is an affiliate of Westmont Hospitality Group and Cadim, Inc. Under the terms of the merger agreement, each outstanding common share of the Company was converted into the right to receive $7.63. In addition, each depositary share representing a 1/10th interest in our 10 1/2% Class A Cumulative Preferred Shares, Series 2002-A, was converted into the right to receive $25.051042. These amounts will be paid in cash, without interest.
The Company also announced that, immediately prior to the closing of the transactions contemplated by the merger agreement, it completed the sale of its interests in the Pink Shell Beach Resort and Spa and the Banana Bay Resort & Marina — Marathon to entities controlled by Robert W. Boykin, Chairman of the Board and Chief Executive Officer of the Company, for approximately $18.7 million in the aggregate.
About Boykin Lodging Company:
Boykin Lodging Company is a real estate investment trust that focuses on the ownership of full-service, upscale commercial and resort hotels. The Company currently owns interests in 17 hotels containing a total of 5,237 rooms located in 13 states, and operating under such internationally known brands as Doubletree, Marriott, Hilton, Radisson, Embassy Suites, and Courtyard by Marriott among others. For more information about Boykin Lodging Company, visit the Company’s website at http://www.boykinlodging.com.
About Westmont Hospitality Group:
Westmont was founded approximately 30 years ago. Westmont has grown to be one of the largest privately-held owner/operator of hotel assets in the world. Westmont owns an interest in and operates, or oversees the operations of, over 350 hotels containing more than 45,000 guestrooms through North America, Europe and Asia.
About Cadim, Inc.:
Cadim, a division of the Caisse de dépôt et placement du Québec and a member of the Caisse’s Real Estate group, conducts merchant banking operations worldwide and offers advisory and structured finance services to institutional and private investors internationally. It invests in real estate equity and debt products and also manages portfolios of properties and real estate securities traded on the world’s various stock exchanges. Cadim is the umbrella for a group of companies with offices in Canada, the United States, Europe and Asia. Its assets under management totaled CA$29.3 billion as at December 31, 2005. For more information: www.lacaisse.com/cadim/en/.

Forward Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding the Company. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that may cause results to differ materially from those set forth in those statements. For example, among other things, the Company may be adversely affected by economic, business, and/or competitive factors, including real estate conditions, and hotel acquisition and disposition programs. Additional factors that may affect the future results of the Company are set forth in its filings with the Securities and Exchange Commission, which are available at http://www.boykinlodging.com and http://www.sec.gov. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.